UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.         )

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Vermillion, Inc.
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Dear Fellow Stockholders:

Over the past several weeks we have had the pleasure of speaking with many of our investors, both large and small, and we would like to thank you for your words of encouragement and support. As a follow up to our last letter to stockholders, we are pleased to report the following recent positive developments:

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Two Peer Review Articles Published in the June 2011 Edition of Obstetrics & Gynecology that Discuss the Performance of OVA1® - Two peer-reviewed manuscripts highlighting OVA1’s sensitivity for ovarian cancer were published in the June issue of Obstetrics and Gynecology, which is published by the American College of Gynecologists and Oncologists (ACOG). The first manuscript, “Performance of the American College of Obstetricians and Gynecologists’ Ovarian Tumor Referral Guidelines With a Multivariate Index Assay” demonstrated that OVA1 would improve detection of cancer if incorporated into standard of care recommended by ACOG. The second manuscript, “Effectiveness of a Multivariate Index Assay in the Preoperative Assessment of Ovarian Tumors” demonstrated that OVA1 would improve detection of cancer if incorporated into physician evaluation of women with ovarian masses. The publication of these manuscripts is an important milestone in our commercialization efforts for OVA1. First, they will be used as sales aids by our market development team to support medical education and marketing programs. Second, while we have made great progress in increasing coverage for OVA1, manuscripts such as these are often required by major payers as part of the process of coverage decision-making. We expect these two publications to have a significant impact on our test sales.

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Continued Progress in Expanding our Intellectual Property Portfolio - We have received a notice of allowance from the United States Patent and Trademark Office (USPTO) for a patent entitled “Saposin D and Fam3C are Biomarkers for Alzheimer’s Disease.” Our expanding patent portfolio, not just for peripheral artery disease but also for our other diagnostic programs, plays a key role in creating stockholder value and protecting our diagnostic assets.

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Leading Proxy Advisory Firms Endorse Vermillion Board Nominees - ISS Proxy Advisory Services (ISS), Glass Lewis & Co. LLC and Egan-Jones Proxy Services, the three leading and independent proxy advisory firms that advise institutional investors on proxy voting, have published recommendations that stockholders vote FOR all board nominees up for election, FOR the advisory vote on the compensation of our Named Executive Officers and FOR the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011. Additionally, ISS and Glass Lewis have recommended an annual advisory vote on executive compensation and Egan-Jones has recommended a triennial advisory vote on executive compensation.

We are committed to the continued execution of our strategic plan to drive stockholder value. We will continue to communicate to the investment community our strategic vision and our progress in achieving that vision.

Your Board Unanimously Believes That the Continued Implementation of Our

Strategic Plan Offers the Greatest Value for ALL Vermillion Stockholders

The Vermillion Board unanimously believes that continued execution of your Company’s strategic plan offers the greatest value for ALL Vermillion stockholders and urges you to vote FOR the election of James S. Burns, Peter S. Roddy and Carl Severinghaus as directors of our Company, FOR the approval of the compensation of our Named Executive Officers, FOR a frequency of EVERY THREE YEARS for future advisory votes on the compensation of our Named Executive Officers and FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Your vote is extremely important. Please sign, date and return the enclosed proxy card. If you have any questions or need assistance in voting your proxy, please feel free to call our proxy solicitor, D.F. King & Co., Inc., (800) 549-6650 (toll-free). Thank you for your continued support.

Sincerely,

Board of Directors
Vermillion, Inc.